EXHIBIT 16.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

November 8, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

On November 7, 2022, we were informed of our dismissal as the independent registered public accounting firm of Accredited Solutions, Inc.

We have read the statements of Accredited Solutions, Inc. included under Item 4.01 on Form 8-K to be filed with  the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC Red Bank, NJ